CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 33-25378 of Alpine Equity Trust on Form N-1A of our report dated December 28, 2005, appearing in the Annual Report of Alpine Real Estate Funds for the year ended October 31, 2005, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche

Milwaukee, WI
February 24, 2006